As filed with the Securities and Exchange Commission on July 26, 2013

Registration No. 333-169678

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

LIGHTYEAR NETWORK SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	91-1829866
(State of incorporation)	(IRS Employer Identification No.)

1901 Eastpoint Parkway

Louisville, Kentucky 40223

(Address of principal executive offices)

Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan
(Full title of the plan)

______________________________________

Stephen M. Lochmueller

Chief Executive Officer

Lightyear Network Solutions, Inc.

1901 Eastpoint Parkway

Louisville, Kentucky 40223

(502) 244-6666

(Name and Address of agent for service)

__________________________

With copy to:

James A. Giesel

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

(502) 589-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION:

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-8 (Registration No. 333-169678) (the “Registration Statement”) of Lightyear Network Solutions, Inc. (the “Company”), which was filed with the Securities and Exchange Commission and became effective on September 30, 2010. The Registration Statement relates to the registration of 1,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan (the “Plan”). As of July 26, 2013, the Company had issued a total of 16,234 shares of Common Stock under the Plan.

On July 26, 2013, the Company’s stockholders approved the transactions contemplated by the Asset Purchase Agreement by and among the Company and Birch Communications, Inc., executed May 13, 2013, effective May 10, 2013. Also on July 26, 2013, the Company’s stockholders approved a plan of dissolution under which the Company would wind up its affairs and dissolve following consummation of the transactions contemplated by the Asset Purchase Agreement.

This Post-Effective Amendment No. 1 to the Registration Statement deregisters all of the shares of Common Stock registered for issuance under the Registration Statement that remain unsold as of the date hereof and the Company hereby terminates the effectiveness of the Registration Statement as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Louisville, Commonwealth of Kentucky, as of July 26, 2013.

Lightyear Network Solutions, Inc.
(Registrant)

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

Note: No other person is required to sign this Post Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.